Exhibit 3.31

Articles of Organization

Filed 03/10/2006 01:39 PM

Secretary of the State

Connecticut Secretary of the State

1. Name of the limited liability company is Burlington Coat Factory of Connecticut, LLC

2. The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be formed under the Connecticut Limited Liability Company Act

3. Principal Office Address: 1830 Route 130, Burlington, NJ 08016

4. Name of Agent – Corporation Service Company, Business address – c/o Corporation Service Company, 50 Weston Street, Hartford, CT 06120-1537

5. Management: blank

6. Managers or members information: Burlington Coat Factory Warehouse, Member, 1830 Route 130, Burlington, NJ 08016

7. /s/ Cindy Rashed Reilly